EXHIBIT 5.1

Nicole C. Brookshire

T: +1 617 937 2357

nbrookshire@cooley.com

March 15, 2017

Alarm.com Holdings, Inc.

8281 Greensboro Drive

Suite 100

Tysons, Virginia 22102

Ladies and Gentlemen:

We have acted as counsel to Alarm.com Holdings, Inc., a Delaware corporation (the “Company”), and you have requested our opinion in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the offering of up to 2,840,744 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), including (i) 2,308,615 shares (the “2015 Plan Shares”) reserved for issuance pursuant to the Company’s 2015 Equity Incentive Plan (the “2015 Plan”), (ii) 461,723 shares (the “2015 ESPP Shares”) reserved for issuance pursuant to the Company’s 2015 Employee Stock Purchase Plan (the “2015 ESPP,” and together with the 2015 Plan, the “Plans”), and (iii) 70,406 shares issuable upon the exercise of stock options originally issued under the 2013 Equity Incentive Plan and 2003 Stock Plan of Icontrol Networks, Inc., a Delaware corporation (“Icontrol”) which became exercisable for Shares upon the assumption of such options by the Company pursuant to that certain Asset Purchase Agreement by and among ICN Acquisition, LLC, Icontrol, the Seller Stockholders, Fortis Advisors LLC, solely in its capacity as the Seller Stockholder Representative, and, solely for purposes of Sections 5.19 and 10.15 thereof, the Company as Guarantor, dated as of June 23, 2016, as amended.

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses included therein, the Company’s Amended and Restated Certificate of Incorporation, and Amended and Restated Bylaws, each as currently in effect, the Plans and the originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery by all parties other than the Company of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

500 BOYLSTON STREET, BOSTON, MA 02116-3736 T: (617) 937-2300 F: (617) 937-2400 WWW.COOLEY.COM

Alarm.com Holdings, Inc. March 15, 2017 Page Two

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the applicable Plan, and in each case when sold and issued in accordance with the Registration Statement and related prospectuses, will be validly issued, fully paid, and nonassessable (except as to Shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ Nicole C. Brookshire
Nicole C. Brookshire

500 BOYLSTON STREET, BOSTON, MA 02116-3736 T: (617) 937-2300 F: (617) 937-2400 WWW.COOLEY.COM